Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:
Kellie Bourdage	Bob Richter
NAVTEQ	for NAVTEQ
Tel: 312-894-7479	Tel: 212-802-8588
e-M: kellie.bourdage@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ

Tel: 312-894-7500

e-M:  investorrelations@navteq.com

NAVTEQ Reports Record First Quarter Revenue

Chicago, IL – April 26, 2006 – NAVTEQ Corporation (NYSE: NVT), a leading global provider of digital map data for vehicle navigation and location-based solutions, today reported record first quarter revenue for the quarter ended April 2, 2006.

Revenue in the quarter rose 17% over the first quarter of 2005 to $122.3 million. Operating income was $20.7 million, compared to $24.8 million in last year’s first quarter. Net income was $16.2 million, compared to $16.8 million in the prior year’s first quarter. Earnings per diluted share were $0.17, compared to $0.18 in the first quarter of 2005.

“We were pleased with our first quarter results, which were in line with our expectations. Consumer demand for GPS technologies is growing rapidly around the world and we are optimistic about our prospects,” said Judson Green, President and Chief Executive Officer. “We began the year by focusing our investment on the quality of our map data, the scope of our global coverage and the portfolio of unique content we offer to our customers.”

Revenue from NAVTEQ’s Europe, Middle East & Africa (EMEA) operations totaled $76.6 million in the quarter, up 6% from $72.0 million in the first quarter of 2005. The average U.S. dollar/euro exchange rate in the first quarter was $1.20, compared to $1.32 in the prior year’s

NAVTEQ Reports Record First Quarter Revenue

first three months. Excluding the impact of this foreign currency rate fluctuation, EMEA revenue for the first quarter grew 15%. Americas revenue was $43.9 million in the quarter, a 34% increase over the $32.7 million posted in the first quarter of 2005. Asia Pacific revenue, principally derived from the company’s Picture Map International subsidiary in South Korea acquired in July 2005, was $1.8 million.

Cash and marketable securities totaled $226.4 million at April 2, 2006. Net cash provided by operating activities for the first quarter was $14.4 million, compared to $5.8 million in the first quarter of 2005.

In accordance with FASB Statement No. 123(R) (“Share-Based Payment”), adopted by the company on January 1, 2006, additional stock-based compensation expense was recognized in the first quarter related to the full expensing of options. Total stock-based compensation expense in the quarter was $4.0 million, of which $2.2 million was related to the expensing of stock options. In addition, the company recognized a benefit to net income in the first quarter related to the cumulative effect of a change in accounting principle of $0.5 million, or $0.01 per diluted share, resulting from the adoption of FASB 123(R).

Early in 2006, the company conducted a review of the classification of its operating expenses for external reporting. As a result of this review, costs associated with certain functional groups historically classified as selling, general, and administrative expenses have been reclassified as database creation and distribution costs beginning in the first quarter of 2006. Operating expenses for previously reported periods have been reclassified to conform to this presentation. Total operating expenses were not affected by this reclassification. A supplemental schedule attached to this release, entitled “Reclassification of 2005 Quarterly Operating Expenses”, summarizes the impact of this reclassification on 2005 quarterly operating expenses.

Earnings Call Information

The information for the company’s earnings release conference call is as follows:

When:	Wednesday, April 26, 2006 at 5:00 PM ET

Where:	http://investor.navteq.com

How:	Log on to the web at the URL above or call to listen in at 800-901-5247 (North America) or 617-786-4501 (international), passcode 33294655

Contact:	investorrelations@navteq.com

The company will provide a telephone replay of the conference call at 888-286-8010 (North America) or 617-801-6888 (international), passcode 36547720. The telephone replay will be accessible from 7:00 PM ET Wednesday, April 26, 2006 through 11:59 PM ET on Wednesday, May 3, 2006. An on-demand replay of the conference call will also be available online at investor.navteq.com until May 26, 2006.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 1,900 employees located in 131 offices in 23 countries.

NAVTEQ is a trademark in the U.S. and other countries. © 2006 NAVTEQ. All rights reserved.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

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NAVTEQ CORPORATION

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended
	March 27, 2005	April 2, 2006
	(Unaudited)

Net revenue	$104,697	122,325

Operating costs and expenses:
Database creation and distribution costs	50,888	62,851
Selling, general, and administrative expenses	28,978	38,751

Total operating costs and expenses	79,866	101,602

Operating income	24,831	20,723

Other income	601	2,334

Income before income taxes	25,432	23,057

Income tax expense	8,647	7,379

Net income before cumulative effect of change in accounting principle	16,785	15,678

Cumulative effect of change in accounting principle, net of tax	—	506

Net income	$16,785	16,184

Earnings per share of common stock before cumulative effect of change in accounting principle –
Basic	$0.19	$0.17
Diluted	$0.18	$0.16

Cumulative effect of change in accounting principle per share of common stock –
Basic	$—	$0.01
Diluted	$—	$0.01

Earnings per share of common stock –
Basic	$0.19	$0.18
Diluted	$0.18	$0.17

Weighted average shares of common stock outstanding –
Basic	88,625	92,337
Diluted	93,500	95,533

NAVTEQ CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	Dec. 31,	April 2,
	2005	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,070	50,857
Short-term marketable securities	84,299	148,754
Accounts receivable, net	82,352	82,999
Deferred income taxes	42,584	37,393
Prepaid expenses and other current assets	15,203	16,296

Total current assets	309,508	336,299

Property and equipment, net	20,828	20,391
Capitalized software development costs, net	25,761	25,848
Long-term deferred income taxes, net	169,264	169,585
Long-term marketable securities	49,429	26,822
Acquired intangible assets, net	16,815	18,495
Goodwill	11,778	14,520
Deposits and other assets	12,505	13,317

Total assets	$615,888	625,277

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$19,572	15,692
Accrued payroll and related liabilities	28,365	21,320
Fair value of foreign currency derivative	3,265	2,645
Other accrued expenses	28,658	24,948
Deferred revenue	38,703	38,705

Total current liabilities	118,563	103,310

Long-term deferred revenue	3,446	3,026
Other long-term liabilities	3,815	3,954

Total liabilities	125,824	110,290

Stockholders’ equity	490,064	514,987

Total liabilities and stockholders’ equity	$615,888	625,277

NAVTEQ CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	March 27, 2005	April 2, 2006
	(Unaudited)

Cash flows from operating activities:
Net income	$16,785	16,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,032	6,113
Deferred income taxes	5,213	4,843
Stock compensation expense	2,289	4,016
Tax benefit on non-qualified stock options	3,060	—
Cumulative effect of change in accounting principle	—	(506)
Noncash other	1,377	2,368
Changes in operating assets and liabilities, net of effects of acquisitions	(27,941)	(18,607)

Net cash provided by operating activities	5,815	14,411

Cash flows from investing activities:
Acquisition of property and equipment	(1,491)	(2,188)
Capitalized software development costs	(2,995)	(3,655)
Net purchases of marketable securities	(8,229)	(42,074)
Payments for acquisitions, net of cash acquired	—	(4,996)
Purchase of investments	(500)	—
Note receivable	—	(200)

Net cash used in investing activities	(13,215)	(53,113)

Cash flows from financing activities:
Issuance of common stock and other equity transactions	4,170	4,060

Net cash provided by financing activities	4,170	4,060

Effect of exchange rate changes on cash	(850)	429

Net increase in cash and cash equivalents	(4,080)	(34,213)

Cash and cash equivalents at beginning of period	30,101	85,070

Cash and cash equivalents at end of period	$26,021	50,857

NAVTEQ Corporation

Reclassification of 2005 Quarterly Operating Expenses

Previously Reported	Q1	Q2	Q3	Q4	2005
Database creation and distribution costs	$47,953	54,050	57,377	63,553	222,933
Selling, general and administrative expenses	31,913	31,340	35,205	40,865	139,323
Total operating costs and expenses	$79,866	85,390	92,582	104,418	362,256

Reclassified	Q1	Q2	Q3	Q4	2005
Database creation and distribution costs	$50,888	57,433	60,906	67,178	236,405
Selling, general and administrative expenses	28,978	27,957	31,676	37,240	125,851
Total operating costs and expenses	$79,866	85,390	92,582	104,418	362,256